BOULDER GROWTH & INCOME FUND, INC. ANNOUNCES UPCOMING NAME AND TICKER CHANGE, RETIREMENT OF PORTFOLIO MANAGER

Denver, March 25, 2022 – Boulder Growth & Income Fund, Inc. (NYSE: BIF) today announced that its Board of Directors (the “Board”) has approved a change to the name and ticker that will become effective on April 4, 2022. On that date the Fund’s name will change to SRH Total Return Fund, Inc. and the Fund will trade on the New York Stock Exchange under a new ticker symbol “STEW”. A summary of the name and ticker changes, as well as important details are as follows:

Prior Fund Name	New Fund Name	Prior Ticker	New Ticker	New Website
Boulder Growth & Income Fund, Inc.	SRH Total Return Fund, Inc.	BIF	STEW	srhtotalreturnfund.com

The Board approved the change due to the belief that the new name better describes the Fund’s investment objective of providing total return to investors. The Board also agreed the change was appropriate to remove the geographic reference in the name, as such association that was no longer applicable to either Paralel Advisors LLC and Rocky Mountain Advisors, LLC, the Fund’s respective investment adviser and investment sub-adviser.

There are no changes to the Fund's investment objectives or investment strategy. The Fund’s CUSIP number (101507101) also remains unchanged.

In addition, the Fund announced that, effective beginning April 1, 2022, Stewart Horejsi will retire from his role as a primary portfolio manager of the Fund. Mr. Horejsi served as the Fund’s portfolio manager since January 2002. Joel Looney and Jacob Hemmer will continue in their current portfolio manager roles, collectively responsible for the day-to-day management of the Fund’s assets.

The Fund

Boulder Growth & Income Fund, Inc. is a non-diversified closed-end investment company traded on the New York Stock Exchange under the trading symbol "BIF". Beginning April 4, 2022, the Fund’s name will change to SRH Total Return Fund, Inc. and will trade under a new trading symbol "STEW". As of March 22, 2022, the Fund's NAV was $17.29 per share and the closing market price was $14.81 (a -14.34% discount to NAV). For more information on the Fund, please visit the Fund's webpage at www.bouldercef.com, which will change to www.srhtotalreturnfund.com beginning on April 4, 2022.

The Fund is a closed-end fund and does not continuously issue stock for sale as open-end mutual funds do. The Fund now trades in the secondary market. Investors wishing to buy or sell stock need to place orders through an intermediary or broker. The share price of a closed-end fund is based on the market value.

Paralel Advisors LLC

Paralel Advisors LLC serves as the investment adviser to the Fund. Together with its parent company, Paralel Technologies LLC, Paralel represents the next generation of financial services in the investment management industry. As a fintech fund services company that combines proprietary technology and a culture of service, Paralel is changing the value proposition of fund servicing.

Rocky Mountain Advisers, LLC

Rocky Mountain Advisers, LLC (RMA) is an investment adviser registered with the SEC based out of Kansas. More information about RMA is available on its website at investrma.com as well as the SEC's investment adviser search website at www.adviserinfo.sec.gov.

NOT FDIC INSURED | May Lose Value | No Bank Guarantee